UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2008 (July 28, 2008)

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SECURITY CAPITAL ASSURANCE LTD
(Exact name of registrant as specified in its charter)

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Bermuda	001-32950	Not applicable
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

A.S. Cooper Building, 26 Reid Street, 4th Floor, Hamilton, Bermuda HM 11
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 279 7450

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement

Master Transaction Agreement and Merrill Agreement

          On July 28 2008, Security Capital Assurance Ltd (the “Company” or “SCA”) and several of its wholly-owned subsidiaries, including XL Capital Assurance Inc. (“XLCA”) and XL Financial Assurance Ltd. (“XLFA”), entered into an agreement (the “Master Transaction Agreement”) with XL Capital Ltd (“XL Capital”), certain affiliates of XL Capital and certain financial institutions that are counterparties to credit default swap (“CDS”) contracts with XLCA (the “Financial Counterparties”) and that may, from time to time, be parties to the Master Transaction Agreement. XL Capital, through its wholly-owned subsidiary XL Insurance (Bermuda) Ltd (“XLI”), owns approximately 46% of SCA’s issued and outstanding common shares. The Master Transaction Agreement provides for the termination, commutation or elimination of certain reinsurance agreements, guarantees and other arrangements among SCA and its subsidiaries and XL Capital and its subsidiaries, and between XLCA and XLFA, in exchange for a cash payment by XL Capital to SCA of $1.775 billion, the issuance and transfer of 8 million shares of class A ordinary shares of XL Capital to XLCA and the transfer of XL Capital’s common shares of SCA to a trust as described below. At the closing of the transactions contemplated by the Master Transaction Agreement, SCA expects that XL Capital’s common shares of SCA will be transferred to a trust for the benefit of XLCA until such time as an agreement between XLCA and the Financial Counterparties is reached, and thereafter the shares will be held for the benefit of the Financial Counterparties. To the extent that required regulatory approvals for the transfer are not received prior to the closing, XL Capital’s common shares of SCA will be deposited into escrow pending the transfer. Upon any such deposit into escrow, XL Capital will irrevocably disclaim any and all voting, economic and other rights with respect to their common shares of SCA. In connection with the transfer of the shares, XL Capital will no longer have the right to nominate directors to SCA’s Board of Directors. As a condition to the closing, the four XL Capital-nominated directors on SCA’s Board of Directors, Messrs. Fred Corrado, Paul Hellmers, Gardner Grant, Jr. and Jonathan Bank, are required to resign from SCA’s Board of Directors. After the closing of the transactions contemplated by the Master Transaction Agreement, substantially all reinsurance agreements and guarantees with XL Capital and its subsidiaries will be eliminated.

          Concurrently with the execution of the Master Transaction Agreement, SCA and XLFA entered into an agreement (the “Merrill Agreement”) with Merrill Lynch & Co., Inc. (“Merrill Lynch”), Merrill Lynch International (“MLI”) and eight trusts affiliated with SCA (the “CDS Trusts”), the obligations of which are guaranteed by policies issued by XLCA. The Merrill Agreement provides for the termination of eight CDS contracts (the “Swaps”) and the related financial guarantee insurance policies issued by XLCA, with a insured gross par outstanding as of June 30, 2008 of $3.74 billion, in exchange for a payment by XLCA to Merrill Lynch of an aggregate amount of $500 million. As part of the closing of the transactions contemplated by the Merrill Agreement, the parties will provide mutual releases of claims with respect to the Swaps and the related policies. In addition, XLCA and MLI have agreed to dismiss, after the closing of the transactions, the litigation related to seven of the Swaps. Merrill Lynch and MLI have agreed to forbear from exercising certain rights that MLI may have under all CDS contracts the obligations of which are guaranteed by policies issued by XLCA (including the Swaps) until the earlier of August 15, 2008 or the occurrence of other specified events. Upon the closing, SCA, XLCA, the CDS Trusts, Merrill Lynch and MLI will enter into a termination agreement on the terms described above.

          SCA and XL Capital have obtained approvals from the New York Insurance Department and the Bermuda Monetary Authority for the Master Transaction Agreement and the transactions contemplated thereby. Other required approvals related to the Master Transaction Agreement have been received from the Delaware Department of Insurance. The New York Insurance Department has also approved the Merrill Agreement and the transactions contemplated thereby. The closing of the transactions contemplated by the Master Transaction Agreement, the Merrill Agreement and the other related agreements are expected to occur concurrently in early August 2008. In addition to customary closing conditions, the closing is also subject to the completion by XL Capital of a registered public offering of its equity and equity units. While SCA expects the transactions contemplated by the Master Transaction Agreement, the Merrill Agreement and the other related agreements to close by August 15, 2008, there can be no assurance that all the closing conditions will be satisfied or waived. The parties may choose to terminate the Master Transaction Agreement if the closing does not occur by August 15, 2008. Therefore, there can be no assurance that the transactions described under the Master Transaction Agreement, the Merrill Agreement and other related agreements will be consummated or that the New York Insurance Department, the Bermuda Monetary Authority or other regulators will not take regulatory action at any time against SCA’s operating subsidiaries.

FSA Master Agreement

          Concurrently with the execution of the Master Transaction Agreement, SCA, XLFA and XLCA have also entered into an agreement (the “FSA Master Agreement”) with Financial Security Assurance (“FSA”). The FSA Master Agreement provides for the commutation of all reinsurance ceded by FSA and its subsidiaries to XLFA, including that ceded under the amended and restated master facultative reinsurance agreement, dated as of November 3, 1998, as amended (the “Old Master Facultative Agreement”) that was the subject of a guarantee issued by XLI. Commutation of the Old Master Facultative Reinsurance Agreement and all cessions thereunder was a condition to the obligations of XL Capital under the Master Transaction Agreement. Pursuant to the FSA Master Agreement, FSA and XLFA will enter into the commutation and release agreement (the “Commutation Agreement”), under which all existing cessions to XLFA by FSA will be commuted in return for a payment by XLFA of approximately $165.4 million, representing statutory reserves less ceding commission and a commutation premium. In turn, FSA and one of its subsidiaries will enter into a new master facultative reinsurance agreement (the “New Master Facultative Agreement”) and related reinsurance memorandum ( the “Reinsurance Memorandum”) with XLCA, under which FSA will cede certain of the commuted risks to XLCA in return for a payment of approximately $88.5 million, representing the statutory unearned premium reserve for such risks, less ceding commission, which will be held in a trust as collateral for XLCA’s obligations under the reinsurance agreement. FSA undertakes to use its best efforts to reassume such reinsurance from XLCA for a period of nine months after the closing, subject to limitations under Article 69 of the New York Insurance Law, which imposes aggregate and single risk limits on insurance that can be written by a financial guaranty insurer, FSA’s internal and rating agency single risk limits, potential limitations because of FIN 46 issues and FSA’s underwriting guidelines. XLCA will be required to fund the collateral trust in an initial amount of approximately $104 million, which includes contingency reserves. Finally, SCA will purchase the 363 class A preferred shares of XLFA held by FSA and its subsidiary, with a liquidation preference of $39 million, for $2,925,000 pursuant to an agreement for the sale and purchase of preferred shares (the “Preferred Shares Purchase Agreement”).

Credit Agreement Amendment

          Concurrently with the execution of the Master Transaction Agreement, SCA also entered into an amendment, forbearance and limited waiver agreement (the “Credit Agreement Amendment”) with the lenders under its credit agreement, dated as of August 1, 2006, as amended (the “Credit Agreement”). Pursuant to the Credit Agreement Amendment, SCA agreed (i) to permanently reduce the availability under its revolving credit facility from $250,000,000 to zero, (ii) to reduce the availability under the letter of credit facility to the amount of the letter of credit exposure as of July 28, 2008, and (iii) that upon the closing of the transactions contemplated by the Master Transaction Agreement, it will cash collateralize the remaining letters of credit after giving effect to the transactions contemplated by the Master Transaction Agreement. In consideration of the foregoing, the lenders under the Credit Agreement have agreed to (i) forbear from declaring certain defaults, if any, set forth in the Credit Agreement Amendment, (ii) waive such defaults, if any, upon the satisfaction of certain conditions set forth in the Credit Agreement Amendment, and (iii) grant certain waivers in connection with the consummation of the Master Transaction Agreement.

Agreement with Financial Counterparties

          In consideration for the releases and waivers agreed to by the Financial Counterparties as part of the Master Transaction Agreement, XLCA has agreed to hold an aggregate amount of $820 million in cash (plus interest thereon, premiums paid by the Financial Counterparties from today through October 15, 2008 and any proceeds from the sale by the trust of XL Capital’s common shares of SCA, in the event such shares are sold) for the purpose of commuting, terminating, amending or otherwise restructuring existing agreements with the Financial Counterparties pursuant to an agreement to be negotiated with the Financial Counterparties. In the event that such agreement is not reached by October 15, 2008, XLCA has agreed to use such proceeds only to pay claims under the CDS contracts of the Financial Counterparties. In addition, through such date, XLCA and XLFA have agreed to restrictions on their ability to commute, terminate, amend or otherwise restructure policies and contracts to which either is a party.

Item 2.02           Results of Operations and Financial Condition

          SCA announced that based on the preliminary results of a review of its June 30, 2008 loss reserves, it believes that its case reserves will have increased substantially as of June 30, 2008, primarily due to significant deterioration with respect to its exposure to collateralized debt obligations of asset-backed securities and residential mortgage-backed securities. As a result, SCA’s New York-based insurance subsidiary, XLCA, will report negative statutory surplus and SCA’s Bermuda-based reinsurance subsidiary, XLFA, will report negative total statutory capital and surplus as of June 30, 2008. Upon the successful closing of the transactions contemplated by the Master Transaction Agreement, the Merrill Agreement and the other related agreements, pending the conditions noted herein, XLCA expects to have positive statutory surplus and XLFA expects to have positive total statutory capital and surplus. In the absence of the consummation of such transactions, XLCA and XLFA would likely be subject to regulatory action by their primary regulators, the New York Insurance Department and the Bermuda Monetary Authority. As a result of these developments, there is substantial doubt about SCA’s ability to continue as a going concern. Upon the closing of the transactions, SCA intends to reassess whether substantial doubt exists about SCA’s ability to continue as a going concern.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release, “Security Capital Assurance Ltd reaches agreements with XL Capital Ltd and Merrill Lynch & Co., Inc.,” dated July 28, 2008

99.2	Master Transaction Agreement

99.3	Merrill Agreement

99.4	Credit Agreement Amendment

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY CAPITAL ASSURANCE LTD
(Registrant)

Date: July 30, 2008	By:	/s/ Tom Currie
Name: Tom Currie
Title: SVP